Exhibit 12.01

                                  HSBC USA Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

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Year Ended December 31,                                    2002        2001        2000         1999        1998
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
Excluding interest on deposits

Income before cumulative effect of
 accounting change                                       $  855      $  354      $  569       $  464      $  527
Applicable income tax expense                               510         226         339          308         238
Less undistributed equity earnings                            7           9           8            4           2
Fixed charges:
  Interest on:
   Borrowed funds                                           232         337         445          130         204
   Long-term debt                                           263         328         420          112          96
  One third of rents, net of income
   from subleases                                            17          18          22           15          14
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Total fixed charges                                         512         683         887          257         314
Earnings before taxes and cumulative
 effect of accounting change based
 on income and fixed charges                             $1,870      $1,254      $1,787       $1,025      $1,077
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Ratio of earnings to fixed charges                         3.65        1.84        2.01         3.99        3.43
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Including interest on deposits

Total fixed charges (as above)                           $  512      $  683      $  887       $  257      $  314
Add: Interest on deposits                                   936       1,857       2,334          853         867
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Total fixed charges and interest
 on deposits                                             $1,448      $2,540      $3,221       $1,110      $1,181
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Earnings before taxes and cumulative
 effect of accounting change based on
 income and fixed charges (as above)                     $1,870      $1,254      $1,787       $1,025      $1,077
Add: Interest on deposits                                   936       1,857       2,334          853         867
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Total                                                    $2,806      $3,111      $4,121       $1,878      $1,944
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Ratio of earnings to fixed charges                         1.94        1.22        1.28         1.69        1.65
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


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